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Robert O. Sheppard                   Lincoln Financial Group
Corporate Counsel                    Lincoln Life & Annuity
                                     Company of New York

                                     120 Madison Street, Suite 1700
                                     Syracuse, NY 13202-2802
                                     Telephone: (315) 428-8420
                                     Facsimile: (315) 428-8419

April 25, 2000

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0506

Re: LLANY Separate Account R for Flexible Premium Variable Life
    Insurance (the "Account")
    Lincoln Life & Annuity Company of New York
    Post-Effective Amendment Number 5 File No. 333-46113

Dear Sirs:

As Corporate Counsel of Lincoln Life & Annuity Company of New York ("LLANY"), I am familiar with the actions of the Board of Directors of LLANY, establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933, (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Charter and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to Post-Effective Amendment No. 5 to said Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement as amended.

Very truly yours,

/s/ Robert O. Sheppard

Robert O. Sheppard
Corporate Counsel